Exhibit 99.1

Powerfleet appoints Elchanan (Nani) Maoz to Board of Directors

Appointee brings strong change agent experience to Powerfleet

WOODCLIFF LAKE, N.J., Oct. 18, 2022 (GLOBE NEWSWIRE) — Powerfleet, Inc. (Nasdaq: PWFL), a global leader of Internet of Things (IoT) software-as-a-service (SaaS) solutions that optimize the performance of mobile assets and resources to unify business operations, today announced that Nani Maoz has been appointed to the company’s board of directors.

Mr. Maoz has executed over 30 investments in U.S., European, and Israeli companies, playing active roles supporting high growth business development, business transformation, and unlocking incremental value for investors.

“We are delighted to attract someone of the pedigree and caliber of Nani Maoz to join our Board,” said Steve Towe, Chief Executive Officer of Powerfleet. “We are confident Nani will provide high value perspective and insight as we continue to execute our growth strategy, drive towards profitability, and enhance value creation for all Powerfleet stakeholders.”

“The addition of Nani complements nicely our existing board of directors’ skills and experiences,” said Michael Brodsky, Chairman of Powerfleet’s Board of Directors. “Powerfleet’s evolution towards sustainable growth and world class IoT SaaS solutions will be strengthened further by the addition of such a seasoned change agent as Nani to our Board. This appointment, in tandem with the recently much evolved Powerfleet leadership team, gives me great confidence in Powerfleet reaching its full potential as a true global market leader in the IoT space.”

“I am very excited to be joining Powerfleet at such an exciting time in the company’s evolution,” said Mr Maoz. “The company is now very well positioned to capitalize on the market opportunity, and I look forward as part of the board in supporting Steve and the team to realize the ambitious goals laid out in the transformative new SaaS-first strategy.”

Nani currently serves on the board of Metro One Telecommunications, on the Israeli Board of the America Israel Friendship League, as well as on boards of the various Everest Group companies. Mr. Maoz received his B.Sc. in engineering from King’s College of the University of London in 1993. Between 1984 and 1988, Mr. Maoz served as commanding officer and a team leader in the Israeli Special Forces.

123 TICE BOULEVARD SUITE 101 WOODCLIFF LAKE NJ 07677	www.powerfleet.com

ABOUT POWERFLEET

Powerfleet (NASDAQ: PWFL; TASE: PWFL) is a global leader of internet of things (IoT) software-as-a-service (SaaS) solutions that optimize the performance of mobile assets and resources to unify business operations. Our data science insights and advanced modular software solutions help drive digital transformation through our customers’ and partners’ ecosystems to help save lives, time, and money. We help connect companies, enabling customers and their customers to realize more effective strategies and results. Powerfleet’s tenured and talented team is at the heart of our approach to partnership and tangible success. The company is headquartered in Woodcliff Lake, New Jersey, with our Pointer Innovation Center (PIC) in Israel and field offices around the globe. For more information, please visit www.powerfleet.com.

Powerfleet Investor Contact

Matt Glover

Gateway Group, Inc.

PWFL@gatewayir.com

(949) 574-3860

Powerfleet Media Contact

Julia Grove

jgrove@powerfleet.com

(703) 629-5449

123 TICE BOULEVARD SUITE 101 WOODCLIFF LAKE NJ 07677	www.powerfleet.com